Exhibit (a)(2)(viii)

PRESS RELEASE

BROOKFIELD CANADA OFFICE PROPERTIES FILES MEETING MATERIALS

Brookfield News, May 8, 2017 – Brookfield Canada Office Properties (TSX: BOX.UN; NYSE: BOXC) (“BOX”) is pleased to announce that it has filed its meeting materials on SEDAR and EDGAR, including a management information circular of BOX dated May 8, 2017 (the “Circular”), in connection with its previously announced going private transaction (the “Transaction”). Pursuant to the Transaction, Brookfield Property Partners L.P. (“BPY”) will effectively acquire the approximately 17% equity interest in BOX that it or its subsidiaries do not already own (approximately 15.9 million trust units) for cash consideration of C$32.50 per trust unit.

The Transaction is structured as a redemption of all of Box’s issued and outstanding trust units not already owned by BPY and its subsidiaries. The implementation of the redemption is subject to the approval of (i) at least two-thirds of the votes cast at the Meeting by all BOX unitholders present in person or by proxy and (ii) a majority of the votes cast by BOX trust unitholders other than trust unitholders whose votes are required to be excluded for the purposes of a “minority approval” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions. Completion of the redemption is also subject to certain customary conditions.

The Transaction will be voted on by BOX unitholders at an annual and special meeting scheduled to be held at the Hockey Hall of Fame, 30 Yonge Street, Toronto, Ontario on June 28, 2017 at 1:00 p.m. (Toronto time) (the “Meeting”). The record date for the Meeting is May 1, 2017.

The Circular contains, among other things, details concerning the Transaction, the reasons for and benefits of the Transaction, the requirements for the Transaction to be completed, the procedure for receiving payment for trust units, voting at the Meeting and other related matters. Unitholders are urged to carefully review the Circular and accompanying materials as they contain important information regarding the Transaction and its consequences to unitholders.

If the resolution approving the Transaction is passed by the requisite majorities of unitholders at the Meeting and all other conditions are satisfied, it currently is anticipated that the Transaction will be completed on June 30, 2017.

Copies of the meeting materials and certain related documents are available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on BOX’s website at www.brookfieldcanadareit.com. A copy of BOX’s Schedule 13E-3 going private transaction statement is also available on EDGAR at www.sec.gov.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.

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About Brookfield Canada Office Properties

Brookfield Canada Office Properties is Canada’s preeminent Real Estate Investment Trust (REIT). Our portfolio is comprised of 26 premier office properties totaling 20 million square feet in the downtown cores of Toronto, Calgary and Ottawa, in addition to a development site in Calgary. Our landmark assets include Brookfield Place and First Canadian Place in Toronto, and Bankers Hall in Calgary. Further information is available at www.brookfieldcanadareit.com. Important information may be disseminated exclusively via the website; investors should consult the site to access this information.

Brookfield Canada Office Properties is the flagship Canadian REIT of Brookfield Asset Management, a leading global alternative asset manager with approximately $250 billion in assets under management. For more information, go to www.brookfield.com.

Contact:

Sherif El-Azzazi

Director, Investor Relations & Communications

Tel: (416) 359-8593

Email: sherif.elazzazi@brookfield.com

Forward-looking statements

This news release contains “forward-looking information” within the meaning of Canadian provincial securities laws and applicable regulations or forward-looking statements (collectively referred to as “forward-looking statements”). Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the Trust’s operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for the Canadian economy for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although the Trust believes that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Trust, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: the successful completion of the redemption by BOX of the units not owned by BPY and its subsidiaries; risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in Canada; the ability to enter into new leases or renew leases on favourable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance the Trust’s business; the behavior of financial markets, including fluctuations in interest rates; equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to the Trust’s insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

Caution should be taken that the foregoing list of important factors that may affect future results is not exhaustive. When relying on the Trust’s forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, the Trust undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.